EXHIBIT 10.8

AGREEMENT

        This Agreement is entered into effective this 28th day of January, 2004, by and among Inforte Corp., a Delaware corporation (“Inforte”); Marketing Scientists, LLC, a Georgia limited liability company (“Seller”); and David Sutton (“Sutton”) and Thomas Klein (“Klein,” and together with Sutton, collectively, “Members”). Inforte, Seller, Sutton and Klein are hereinafter collectively referred to as the “Parties.”

RECITALS

        Seller is in the business of, among other things, providing strategy and technology consulting services (the “Business”).

        A.     Sutton and Klein are the sole equity owners of Seller.

        B.     Inforte desires to purchase and Seller desires to sell certain contracts and related assets with respect to the Business, upon the terms and conditions set forth below in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF CONTRACTS AND RELATED ASSETS

        1.1     Purchase and Sale. On the terms and subject to the conditions of this Agreement, Inforte shall purchase and Seller shall sell, assign, transfer, convey and deliver to Inforte, at Closing (as defined below), all of Seller’s rights, title and interest in and to those contracts specified on the attached Schedule 1.1 (the “Contracts”), together with any books and records of Seller related to the Contracts, and any prepaid expenses and customer deposits or advances related to the Contracts (collectively, the “Purchased Assets”).

        1.2     Excluded Assets. Notwithstanding anything to the contrary contained herein, all other assets of Seller other than the Purchased Assets are specifically excluded from the assets being conveyed hereunder, and shall remain the property of Seller.

        1.3     Purchase Price and Payment for Purchased Assets. As consideration for the transfer of the Purchased Assets, and subject to the terms and conditions of this Agreement, Inforte shall pay to Seller, with respect to each Contract, on each of April 30, 2004, July 31, 2004, October 31, 2004, and January 31, 2005 an amount in a single sum cash payment equal to thirty percent (30%) of all Net Revenues (as defined below), if any, recognized by Inforte from the performance of such Contract for the immediately preceding calendar quarter, commencing for the calendar quarter ending March 31, 2004 and extending through the calendar quarter ending December 31, 2004 (the “Purchase Price”); provided, however, that if, with respect to each Contract, the Gross Margin (as defined below) realized by Inforte on such Contract is less than thirty percent (30%), then, in lieu of the payment set forth above for such Contract, Inforte shall pay to Seller the amount of the Gross Margin of such Contract. For the purposes of this Section 1.3, “Net Revenues” shall mean, with respect to each Contract, total Contract revenue excluding expense reimbursements, or to the extent expenses are not reimbursable, total Contract revenue less non-reimbursable project expenses. For purposes of this Section 1.3, “Gross Margin” shall mean, with respect to each Contract, the quotient, expressed as a fraction, of (a) Net Revenues recognized by Inforte from the performance of such Contract less the direct project costs of Inforte incurred in connection with the performance of such Contract, as reasonably determined by Inforte, divided by (b) Net Revenues recognized by Inforte from the performance of such Contract. The Purchase Price shall be paid by check payable to Seller. Inforte shall maintain true and accurate books and records relating to the foregoing calculations and Seller and Members shall have the right at any time during reasonable business hours upon reasonable notice to inspect and copy such books and records. Any amount due hereunder not paid within 30 days of due date will bear interest at the rate of one and one-half percent (1.5%) per month or portion thereof (or such lesser amount as may be the maximum permitted by law) that such amount remains outstanding after the due date.

        1.4     Assumption of Liabilities. Inforte shall not assume any liabilities or obligations of Seller, except for the obligations from and after the Closing Date (as defined below) under the Contracts, and Seller shall be and remain solely liable for and shall indemnify and hold Inforte harmless against, any and all claims, taxes, liabilities and obligations, contingent or fixed, known or unknown, whether or not reflected on the books and records of Seller, arising from or related to (A) the performance of or failure to perform the Contracts prior to the Closing Date, (B) the ownership, use or operation of the Purchased Assets or the Business prior to the Closing Date, and (C) any assets, liabilities, obligations or actions of Seller occurring on or after the Closing Date not related to the Contracts. If any Purchased Asset is subject to a lien, security interest, or other third-party interest or claim, amount necessary to release or other extinguish such lien, security interest or other interest or claim shall be deducted from the Purchase Price.

        1.5     Non-Assignable Contracts. Notwithstanding anything to the contrary in this Agreement, no Contract shall be deemed sold, transferred or assigned to Inforte pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Inforte without the consent or approval of another party would be ineffective or would constitute a breach of the Contract or a violation of any law or would in any other way materially adversely affect the rights of Seller (or Inforte as transferee or assignee), and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (a) the beneficial interest in or to such Contracts (collectively, the “Beneficial Rights”) shall in any event pass as of the Closing Date to Inforte under this Agreement; and (b) pending such consent or approval, Inforte shall assume or discharge the obligations of Seller under such Beneficial Rights (but only to the extent such obligations are assumed under Section 1.4) as agent for Seller, and Seller shall act as Inforte’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Inforte and Seller shall use their respective best efforts (and bear their respective costs of such efforts) to obtain and secure any and all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Contracts underlying the Beneficial Rights. Inforte and Seller shall make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide for Inforte the Beneficial Rights.

        1.6     Prospective Clients and Potential Contracts. Inforte acknowledges that Seller and Members have been in active discussion regarding potential contracts with each of the parties set forth on Schedule 1.6 (“Prospective Clients and Potential Contracts”). Seller agrees that, from and after the Closing Date, it shall discontinue its efforts to enter into contracts with such Prospective Clients and, rather, Members and Inforte shall seek to close such contracts in the name of Inforte. If and to the extent that these itemized Potential Contracts are entered into between Inforte and any such Prospective Client at any time prior to June 30, 2004, such contracts shall thereafter be deemed Contracts hereunder and shall be eligible for payment under Section 1.3. For the avoidance of doubt hereunder, no payment shall be made with respect to Net Revenues from the performance of any Potential Contracts which are recognized by Inforte after December 31, 2004. For every item included on Schedule 1.6 Seller shall provide Inforte with documentation on the Potential Contracts at these Prospective Clients. This documentation shall include any proposal(s), any draft agreements and any other documentation of proposed scope of services and potential fees.

ARTICLE 2
LICENSE

        2.1     Grant of License. Members represent and warrant that they are the authors of and own copyrights in and to a book titled, Enterprise Marketing Management (the “Work”). For the term of Sutton’s employment with Inforte, Members hereby grant to Inforte, and Inforte accepts a fully-paid up, non-exclusive, non-transferable, non-assignable license, without right of sublicense, to make, have made, use, reproduce, market, distribute, sell, and create derivative works of the Work; provided, however, Inforte shall not have the right to republish the Work in its entirety for commercial exploitation. Any rights not expressly granted herein to Inforte are reserved for Members.

        2.2     License Restrictions. Inforte agrees that, notwithstanding the license grant in Section 2.1, it shall not, nor shall it permit others to: (a) use the Work for any purposes other than its intended purposes or in any unethical, deceptive, fraudulent, or unlawful manner or other manner that could have an adverse affect upon the good name and reputation of Members in the market; (b) modify or adapt the Work in any manner not approved by Members in advance in writing; (c) assert any ownership rights in the Work or attempt to challenge or contest Members’ exclusive ownership of same; or (d) attempt to transfer, assign, or sublicense its rights hereunder; or (e) violate or breach, or cause a violation or breach of, any term of any contract between Members and the publisher responsible for publication of the Work.

        2.3     Disclaimers and Limitations with respect to the Work. Inforte acknowledges that the license granted hereunder is provided to Inforte solely as an accommodation in connection with the sale of the Purchased Assets. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE WORK IS THEREFORE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, TO BE USED BY INFORTE AT ITS OWN RISK, AND MEMBERS HEREBY DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, MEMBERS SPECIFICALLY MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE USEFULNESS, ACCURACY, COMPLETENESS, RELIABILITY, OR INTEGRITY OF THE WORK OR ANY RESULTS TO BE OBTAINED FROM ITS USE. IN NO EVENT SHALL MEMBERS BE LIABLE TO INFORTE OR ANY OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH LOST PROFITS, LOST REVENUES, OR COSTS OF DELAY, EVEN IF MEMBERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER INCURRED.

ARTICLE 3
CLOSING

        The closing of the transactions to be effected hereunder (the “Closing”) shall be held on January 28th, 2004 at the offices of Foley & Lardner LLP, Chicago, Illinois, or at such other time and place or on such other date as shall be mutually agreed upon in writing by Inforte and Seller (the actual date of such Closing is herein called the “Closing Date”).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS

        Seller and Members, jointly and severally, hereby represent and warrant to Inforte that the following statements are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, except as set forth on the Disclosure Schedule attached as Schedule 4.

        4.1     Organization and Good Standing of Seller. Seller is a limited liability company duly organized and validly existing under the laws of the State of Georgia. Seller has all of the requisite power and authority, licenses, permits and franchises to own, lease and operate its properties and assets (including the Purchased Assets) and to carry on the Business as currently conducted. Seller is qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify will not have a material adverse effect on the Business or the Purchased Assets. Members hold all the existing ownership interests in Seller and own all of the outstanding ownership interests of Seller, free and clear of any liens, claims or encumbrances. Seller has provided certified copies of its Articles of Organization and limited liability company agreement, and any amendments thereto, as well as a Certificate of Good Standing from the Georgia Secretary of State.

        4.2     Authorization of Agreement and Enforceability. This Agreement and other agreements and documents contemplated hereby have been duly and validly authorized, approved, executed and delivered by Seller and constitute legal, valid and binding obligations of Seller and Members, enforceable against Seller and Members, as the case may be, in accordance with their respective terms. Seller and Members each has full power and authority to make the representations, warranties, covenants and agreements made in this Agreement, to execute and deliver this Agreement and the agreements and documents contemplated hereby, and to perform their respective obligations under this Agreement and under the agreements and documents contemplated hereby.

        4.3     Effect of Agreement. Neither the execution, delivery and performance of this Agreement or any of the other agreements and documents contemplated hereby, nor the consummation of the transactions contemplated by such agreements will (a) conflict with or result in a breach of any provision of the Articles of Organization or the limited liability company agreement of Seller, (b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to any term, condition, or provision of, any license, employment or consulting agreement, non-competition covenant, note, mortgage, or other contract or obligation to which Seller or either Member is a party or by which Seller or either Member or any of the Purchased Assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents shall have been obtained on or prior to the Closing Date, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Seller or either Member or any of the Purchased Assets.

        4.4     Title to Purchased Assets. Absence of Liens and Security Interests. Seller has good and marketable title to the Purchased Assets. At Closing, Inforte shall receive good and marketable title to all of the Purchased Assets, free and clear of all liens, security interests or other interests or claims.

        4.5     Contracts. Seller has provided Inforte with true, correct and complete copies of all of the Contracts. Each of the Contracts is valid, binding, and in full force and effect, enforceable in accordance with its terms. Seller has fulfilled, or has taken action reasonably necessary to enable it to fulfill when due, all of its obligations under the Contracts. There has not occurred any default by Seller or any event which (with the lapse of time or at the election of any person) will become a default, nor, to the knowledge of Seller and Members, has there occurred any default by any third party or any event which (with the lapse of time or at the election of any person) will become a default under any of the Contracts. Seller has the unrestricted right to disclose to Inforte any information related to the Contracts that Seller submits to Inforte and any such disclosures do not and will not breach or conflict with any confidentiality provisions of any agreement to which Seller is a party.

        4.6     Compliance With Laws. Seller has complied in all material respects with all applicable federal, state, local or foreign laws, regulations, codes, and orders affecting the Business and/or the Purchased Assets, and neither the present use by Seller of the Purchased Assets, nor the conduct of the Business, violates any such laws, regulations, orders, or requirements.

        4.7     Consents and Approvals. Other than consent to assignment of the Contracts, no consent, approval, order or authorization of or from, or notification of filing with, any regulatory authority, governmental body or agency, or other person is required in connection with the execution, delivery or performance of this Agreement or any agreement or document contemplated hereby, or the consummation by Inforte of the transactions contemplated by such agreements.

        4.8     Litigation. There is no claim, action, suit, proceeding, arbitration, investigation, or inquiry pending before any federal, state, local, or other court or governmental, administrative, or self-regulatory body or agency, or any private arbitration tribunal, or, to the knowledge of Seller and Members, threatened against Seller, the Business or any of the Purchased Assets or the transactions contemplated by this Agreement or the other documents contemplated hereby.

        4.9     No Brokers. Seller has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Inforte to pay, or is aware of any claim or basis for any claim for payment, of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 5
INDEMNIFICATION

        5.1     Seller and Members’Indemnification. Seller and Members, jointly and severally, shall indemnify and hold harmless Inforte from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including, without limitation, interest costs which may be imposed, court costs and attorneys’ fees and disbursements of counsel) resulting from, arising out of, or incurred by Inforte in connection with (A) any breach of any of the representations or warranties made by Seller and Members in this Agreement or in any other agreement, conveyance document, certificate or other document furnished by Seller or Members pursuant to this Agreement; or (B) failure or default by Seller or Members in performance of any covenant or obligation pursuant to this Agreement; or (C) any costs, losses, debts, obligations, liabilities, claims, penalties, fines, taxes, damages and expenses pertaining to Seller, Members, the Purchased Assets or the Business arising out of events occurring on or before the Closing Date, whether or not known to Seller or Members or disclosed to Inforte. Without limiting any other right or remedy of Inforte hereunder or otherwise, Inforte shall have the right to setoff against any payment otherwise due under this Agreement any claim it may have for indemnification under this Article 5. Notwithstanding the foregoing, Inforte agrees that in no event shall the indemnification obligations of Seller and Members together under clause (A) above exceed the Purchase Price.

        5.2     Inforte Indemnification. Inforte shall indemnify and hold harmless Seller and Members from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including, without limitation, interest costs which may be imposed, court costs and attorneys’ fees and disbursements of counsel) resulting from, arising out of, or incurred by Seller or Members in connection with (A) any breach of any of the representations or warranties made by Inforte in this Agreement or in any other agreement, certificate or other document furnished by Inforte pursuant to this Agreement; or (B) failure or default by Inforte in performance of any covenant or obligation pursuant to this Agreement; or (C) any costs, losses, debts, obligations, liabilities, claims, penalties, fines, taxes, damages and expenses pertaining to Inforte, the Purchased Assets or the Business arising out of events occurring after the Closing Date. Notwithstanding the foregoing, Seller and Members agree that in no event shall the indemnification obligations of Inforte under clause (A) above exceed the Purchase Price.

ARTICLE 6
COMPETITIVE ACTIVITIES

        6.1     Non-Competition. Seller agrees, that, from and after the Closing Date until a year after the termination date from Inforte of either of the Members, neither Seller nor any of its subsidiaries or affiliates will, directly or indirectly, engage in any strategy or technology consulting services competitive with Inforte, and neither Seller nor any of its subsidiaries or affiliates will participate in the management or operation of, or become an investor in (other than with respect to ownership of less than five (5) percent of any entity required to file reports pursuant to the Securities Exchange Act of 1934, as amended), any corporation, partnership entity, venture or enterprise of whatever kind, the business of which is providing strategy or technology consulting services competitive with Inforte. In addition, from and after the Closing Date, neither Seller nor any of its subsidiaries or affiliates will, either directly or indirectly, alone or with others, solicit or assist anyone else in the solicitation of, any (a) employee of Inforte to terminate his or her employment with Inforte or to become employed by Seller or any of its subsidiaries or affiliates, or any business enterprise that Seller or any of its subsidiaries or affiliates may then be associated, affiliated or connected with or (b) customer of Inforte with respect any strategy or technology consulting services to change in any materially adverse respect its relationship with Inforte; provided, however, that the foregoing restrictions shall not limit Seller from continuing to engage after the Closing in the business of providing research with respect to marketing or for purposes of publication. Members agree that they shall not, directly or indirectly, use or cause to be used the name “Marketing Scientists” or any derivation thereof other than in connection with the conduct by Seller of any business not otherwise prohibited under this Section 6.1.

        6.2     Remedies. If any Party commits a breach or threatens to breach any of the provisions of this Article 6, Inforte shall have the right and remedy to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledge and agreed that any such breach will cause irreparable injury to Inforte in addition to money damages and money damages alone will not provide a complete or adequate remedy to Inforte, it being further agreed that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Inforte under law or in equity.

ARTICLE 7
GENERAL

        7.1     Expenses. Each of the Parties shall pay their own respective counsel, accountants and other advisors’ fees and expenses arising in connection with the negotiation and preparation of this Agreement and any agreements and documents contemplated hereunder and in the consummation of the transactions contemplated thereby. With respect to any action brought to enforce a party’s rights under this Agreement, the prevailing party in such action shall be entitled to recover from the party or parties in such action the attorneys’ fees and costs reasonably incurred by the prevailing party with respect to such action.

        7.2     Survival of Representations, Warranties and Covenants. Each of the Parties covenants and agrees that all of the representations, warranties, covenants, and agreements set forth in this Agreement, including, without limitation, the indemnification obligations of Article 5, and in any of the documents delivered at Closing shall survive the Closing and shall not be merged into any instruments of transfer or other documents delivered by any of the Parties at Closing or at any other time.

        7.3     No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors and assigns, any rights, remedies, obligations or other liabilities under or by reason of this Agreement.

        7.4     Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly delivered (a) on the date of delivery if by personal delivery; or (b) on the date on which return receipt is signed or delivery is refused if dispatched by certified or registered first class mail, Federal Express, or similar service, postage prepaid, return receipt requested, to the party to whom the same is so given:

        If to Seller and Members:

Marketing Scientists, LLC 1036 Bellevue Drive, N.E. Atlanta, GA 30306 Attn: Mr. David A. Sutton

        If to Inforte:

Inforte Corp. 150 S. Michigan Avenue Suite 3400 Chicago, Illinois 60601 Attn: Chief Financial Officer

with copies to: Foley & Lardner LLP 321 N. Clark Suite 2800 Chicago, Illinois 60610 Attn: Edwin D. Mason (312) 832-4700 [Fax]

or to such other address as specified by notice to the other party.

        7.5     Further Assurances. After the Closing, Seller and Members shall, at Inforte’s reasonable request, execute and deliver to Inforte without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Inforte may reasonably request (a) to transfer to, vest and protect in Inforte it right, title and interest in the Purchased Assets, and (b) otherwise to consummate or effectuate the transactions contemplated by this Agreement.

        7.6     Entire Agreement. This Agreement (including the Exhibits and Schedules) supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter, and this Agreement together with the agreements and documents contemplated hereunder, constitutes the entire agreement between the Parties.

        7.7     Counterparts. This Agreement maybe executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

        7.8     Governing Law. This Agreement shall be construed both as to validity and performance and governed by the and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles.

        7.9     Severability. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected, and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

        7.10     Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by both Parties.

        7.11     Assignment. Neither of the Parties shall assign its rights or obligations under this Agreement without the prior written consent of the other Parties, except Inforte may assign its rights and obligations hereunder to a wholly-owned, direct or indirect, subsidiary.

        7.12     Successors and Assigns. The covenants, agreements and conditions contained or granted herein shall be binding upon and shall inure to the benefit of Inforte. Seller, and their respective heirs, successors, and permitted assigns.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MARKETING SCIENTISTS, LLC

By	/s/ David Sutton
David Sutton
Its	Founder
By	/s/ Thomas Klein
Thomas Klein

INFORTE CORP.

By	/s/ Nick Heyes
Its	Chief Financial Officer

EXHIBIT 10.8

SCHEDULE 1.1

List of Purchased Contracts

Contract

EXHIBIT 10.8

SCHEDULE 1.6

List of Prospective Clients with associated Potential Contracts

Account	Key Contacts	Project Description	Proposed Fees

*	*	*	$100,000/mo
$50,000/mo

$700,000

$150,000

$300,000
$200,000
$250,000
$350,000
$100,000
$60,000
$150,000
$100,000
$50,000

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

EXHIBIT 10.8

SCHEDULE 4

Exceptions to Representations and Warranties:

The Contracts are non-assignable without the consent of the other parties to the Contracts.

Seller is subject to non-disclosure obligations pursuant to and associated with the Contracts.